Exhibit 99.2

FOR IMMEDIATE PUBLICATION

Vistra Announces Expansion of its Board of Directors with the Appointment of Bill Pitesa

IRVING, Texas — March 7, 2024 — Vistra (NYSE: VST) today announced a new addition to its board of directors following the closing of the Energy Harbor acquisition. Effective today, John W. (Bill) Pitesa, a former chief nuclear officer for Duke Energy with more than 40 years in the nuclear industry, has been appointed as independent director. In addition, Vistra converted its existing Nuclear Oversight Advisory Board to a standing committee of the board, renamed the Nuclear Oversight Committee with Mr. Pitesa serving as chair.

“We are pleased to welcome Bill Pitesa during this exciting time for our company,” said Scott Helm, Vistra’s chairman of the board. “Bill’s experience and expertise will be a tremendous asset to the board’s continued oversight of the safe and efficient operation of the company’s expanded nuclear fleet, which is now the second-largest competitive nuclear fleet in the country.”

About Bill Pitesa:

Mr. Pitesa has spent his entire career in the nuclear industry. He most recently served on the board of directors of Energy Harbor as chair of the nuclear committee from 2020 until the company’s acquisition by Vistra. Pitesa retired in 2018 after working at the Nuclear Energy Institute (NEI) as chief nuclear officer. Previously, Pitesa served as chief nuclear officer for Duke Energy where he first joined in 1980 and served in numerous management positions, including serving two years as a loaned employee to the Institute of Nuclear Power Operations (INPO). During that time, he also supported the International Atomic Energy Agency (IAEA) and the World Association of Nuclear Operators (WANO) by serving on nuclear plant review teams. Pitesa holds a Bachelor of Science degree in electrical engineering from Auburn University. He is a registered professional engineer in North Carolina and a graduate of Harvard’s Advanced Management Program.

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Analysts

Eric Micek

214-812-0046

Investor@vistracorp.com

Vistra Press Release

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company that provides essential resources to customers, businesses, and communities from California to Maine. Based in Irving, Texas, Vistra is a leader in the energy transformation with an unyielding focus on reliability, affordability, and sustainability. The company safely operates a reliable, efficient, power generation fleet of natural gas, nuclear, coal, solar, and battery energy storage facilities while taking an innovative, customer-centric approach to its retail business. Learn more at vistracorp.com.